Exhibit 5.1

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309
October 14, 2009
Reference: 95431/1
QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia
V5T 4T5
Re: QLT Inc.
Dear Sirs/Mesdames:
We have acted as Canadian counsel to QLT Inc. (the “Corporation”) in connection with the issue by the Corporation of up to 800,000 of its common shares (“Common Shares”) issuable pursuant to the exercise of stock options (the “Options”) granted under the Corporation’s Amended and Restated 2000 Incentive Stock Option Plan (the “Plan”), as filed with the United States Securities and Exchange Commission (the “SEC”) on October 14, 2009.
We provide this opinion in connection with the registration of the Common Shares under the Form S-8 (the “Registration Statement”) filed by the Corporation on the date hereof with the SEC pursuant to the United States Securities Act of 1933, as amended (the “Act”).
We have examined such documents, statutes, regulations, public and corporate records, including the minute books of the Corporation, officer’s certificates and other documents, and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies, facsimiles or reproductions and the truthfulness and accuracy of the corporate records of the Corporation and the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials and officers of the Corporation, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion. With respect to certain factual matters we have relied exclusively and without independent investigation on certificates of public officials and certificates and representations of the Corporation or its officers and we have assumed that there have been no changes in circumstances that would not allow us to rely on such certificates.
We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Québec; however, the opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.
Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

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Based upon and in reliance on the foregoing, we are of the opinion that the 800,000 additional Common Shares issuable upon the due exercise of Options granted under the Plan (the “Option Shares”) have been duly and properly reserved for issuance and, upon issuance following proper exercise of the Options and payment in full of the exercise price in respect of the Option Shares, the Option Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.
The opinions expressed herein are as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.
Yours very truly,
/s/ Blake, Cassels & Graydon LLP
Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

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